Exhibit 99.1

December 21, 2005

TO: Bruce L. Hartman

Dear Mr. Hartman:

This will confirm our discussions with regard to the termination of your employment with Foot Locker, Inc. (the “Company”). You and the Company are parties to an Employment Agreement dated December 21, 1999 (the “Employment Agreement”), and this letter sets forth the arrangements with regard to the termination of your employment, whether provided for in the Employment Agreement or otherwise. In the event of a conflict between the terms of this letter agreement and of the Employment Agreement, this letter agreement shall govern.

1. You shall resign your position as Executive Vice President and Chief Financial Officer of the Company as of November 18, 2005. A letter of resignation is attached for your signature as Exhibit A. From November 18, 2005 to December 18, 2005 (the “Termination Date”), you shall be on a paid leave of absence, and your employment with the Company shall terminate on the Termination Date. Your salary for the period to the Termination Date shall be paid in accordance with our normal payroll practice.

2. (a) Attached as Exhibit B is a General Release and Agreement which, under the provisions of Section 12 of the Employment Agreement, you are required to sign and return to the Company in order to be eligible to receive the enhanced severance benefits provided for in the Employment Agreement. As noted in the Release, you have 21 days from the date hereof to consider whether to sign it. Provided you have signed the attached release, within 10 days of June 18, 2006, you will be paid $650,500, being the Severance Benefit provided for in the Employment Agreement. In the event of your death prior to the date on which such payment is made, such payment shall be made to your estate. In the event of the occurrence of a Change in Control (as defined in the Employment Agreement) on or before June 18, 2006, you shall receive the Severance Benefit on an accelerated basis as contemplated in Section 8(d)(ii) of the Employment Agreement.

(b) Under the provisions of Section 9 of the Employment Agreement, you have agreed not to compete with the Company (including hiring employees of the Company) for one year following the Termination Date, or disclose confidential information about the Company at any time, all as more fully set out in the Employment Agreement.

(c) No later than December 31, 2005, in accordance with the Company’s normal policies and practices, you will be paid (i) any unpaid salary for the period prior to the Termination Date, (ii) provided you have submitted expense reimbursement reports and receipts in accordance with the Company’s policies, reimbursement of any business expenses incurred prior to the Termination Date and (iii) an amount in lieu of any accrued but unused vacation as of the Termination Date.

(d) You shall not be entitled to receive any payment under the Annual Incentive Compensation Plan for 2005 or under the Long-Term Incentive Compensation Plan for any period.

(e) All amounts payable to you hereunder shall be subject to withholding for federal, state, and local income taxes.

3. All unexercised stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Termination Date, pursuant to the provisions of the 1995 or the 1998 Foot Locker, Inc. Stock Option and Award Plans (the “Option Plans”), shall remain exercisable in accordance with the relevant provisions of the Option Plans. Your “effective date of termination” for purposes of the Option Plans shall be the Termination Date and your termination shall, for the purposes of such plans, be treated as your resignation from your position with the Company. Subject to the approval of the Stock Option Plan Sub-Committee of the Compensation and Management Resources Committee of the Board of Directors, the vesting of the stock option grants listed in Exhibit C shall be accelerated to the Termination Date. Pursuant to the provisions of the Option Plans, you shall have until March 18, 2006 to exercise those stock options granted to you thereunder that are exercisable or become exercisable on the Termination Date. Please note that, with regard to certain stock options granted to you, you have agreed not to compete with the Company (including hiring employees of the Company), and your violation of that agreement, in addition to subjecting you to possible legal action by the Company, shall result in the immediate cancellation of all stock options granted to you subject to the non-competition agreement. A summary of stock options granted to you, and their status, is attached hereto as Exhibit D. All unvested restricted stock currently held by you shall be forfeited on the Termination Date.

4. (a) Your participation in the medical, drug, dental, and life insurance for active employees of the Company, on the same terms and conditions, including payment by you of the employee portion of the premium, as active employees of the Company, shall continue until December 18, 2006, or until such earlier date on which you become eligible for a future employer’s medical, drug, dental, or life insurance coverage (the “Coverage Termination Date”), subject to your right to continue coverage under the provisions of COBRA for 18 months following the Coverage Termination Date. Nothing in this letter agreement shall affect your accrued benefits under the Company’s Retirement Plan, Excess Cash Balance Plan, or 401(k) Plan.

(b) You shall continue to participate in the executive medical reimbursement program and shall continue to receive executive financial planning and automobile benefits to the same extent they were available to you prior to the Termination Date for a period of one year thereafter or until such earlier date on which you become eligible for a future employer’s comparable programs.

(c) The Company has paid the annual premium on the MetLife executive life insurance policy provided to you prior to the Termination Date through July 31, 2006. When you receive an invoice from MetLife for the annual premium for the period from August 1, 2006 through July 31, 2007, if you elect to continue the coverage, upon submission of a copy of the invoice to the Company, the Company will reimburse you for a pro rata portion of the premium covering the period August 1, 2006 to December 18, 2006.

5. The Company acknowledges that it does not have any intent, as of the date hereof, to pursue any claim or cause of action against you relating to or arising out of your employment by the Company or your service as an officer of the Company or as an officer or director of any subsidiary of the Company.

6. You shall continue to be entitled to the benefits of the indemnity provisions set forth in the Certificate of Incorporation, By-laws, and the Indemnification Agreement dated November 18, 1996, in accordance with their respective terms, with regard to your actions as an officer of the Company or as an officer or director of any of its subsidiaries, and you shall continue to be entitled to coverage under the Company’s directors’ and officers’ liability insurance to the extent such insurance provides coverage for the period you served as an officer of the Company or as a director or officer of any of its subsidiaries, in accordance with the terms of such insurance policy as in effect from time to time.

7. In the event that any current or prospective employer, or an investor in any entity with which you are affiliated, requests an evaluation or reference from the Company’s Chief Executive Officer, Chief Financial Officer, or Human Resources Department, the Company will confine its response to such request to verifying your dates of employment, salary, and positions held.

8. (a) This letter agreement shall be interpreted in accordance with the laws of the State of New York applicable to contracts to be performed therein.

(b) If any provision of this letter agreement would result in unintended or adverse tax consequences to you or the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the “JOBS Act”) or other Department of Treasury guidance, the Company may reform this letter agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of the JOBS Act.

Please sign and return the original counterpart of this letter enclosed for that purpose to indicate your acceptance of, and agreement with, these arrangements. The signed release and letter of resignation, which form a part hereof, should be returned to us contemporaneously.

Yours truly, FOOT LOCKER, INC.

By:	/s/ Patricia A. Peck
Patricia A. Peck
Vice President – Human Resources

ACCEPTED AND AGREED:

/s/ Bruce L. Hartman
Bruce L. Hartman

Date:	12/21/05

Exhibit A

December __, 2005

Mr. Matthew D. Serra

Chairman of the Board and Chief Executive Officer

Foot Locker, Inc.

112 West 34 Street

New York, New York 10120

Dear Mr. Serra:

I hereby resign my position as Executive Vice President and Chief Financial Officer of Foot Locker, Inc., and from any other position as an officer or director that I may hold with Foot Locker, Inc. or with any subsidiary or affiliate thereof, effective as of the close of business on November 18, 2005.

Yours truly,

Exhibit B

General Release and Agreement

I, Bruce L. Hartman, enter into this General Release and Agreement knowingly and voluntarily, and I fully understand each of the terms set forth below. I and Foot Locker, Inc. (the “Company”) have been parties to a Senior Executive Employment Agreement dated as of December 21, 1999 (the “Employment Agreement”). Defined terms used herein that are not otherwise defined shall have the meaning provided for in the Employment Agreement.

Release. In consideration of the Company’s obligation to pay me $650,500 (the “Severance Payment”), as provided for in the letter agreement between me and the Company dated December __, 2005, and the provision of the benefits provided under Section 4 of the letter agreement (the “Section 4 Benefits”) during the Severance Period, I, for myself and for my heirs, executors, administrators, successors, and assigns, hereby agree to release and forever discharge the Company and its subsidiaries and affiliates, and their respective current and former officers, directors, employees, and agents, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with, my employment with the Company and any of its subsidiaries and affiliates, or the termination of such employment, or otherwise, whether arising before or after the date hereof. Notwithstanding the foregoing, nothing herein shall release the Company from its obligation to make the Severance Payment to me, or in the event of my death, to my estate, within 10 days of June 18, 2006. The foregoing shall include, but not be limited to, any claim of employment discrimination under the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act, or any other federal or state labor relations law, equal employment opportunity law, or civil rights law, regulation or order. I understand that the Severance Payment and the Section 4 Benefits are consideration to which I would not be entitled but for this General Release and Agreement.

I acknowledge that the Company has advised me, as required by federal law, to consult with an attorney of my choice (at my cost). In addition, I understand that federal law also provides that I have 21 days to consider this General Release and Agreement and that I may revoke it at any time within seven days after its execution. In addition, I hereby acknowledge that I have been given full opportunity to review this Release, including sufficient opportunity for appropriate review with any advisors selected by me. The foregoing shall not constitute a release of any claims that I may have against the Company for breach of the Company’s post-employment obligations under the Employment Agreement, the Indemnification Agreement between me and the Company dated November 18, 1996, the letter agreement, or any vested or accrued rights under the terms of the Retirement Plan, the Excess Cash Balance Plan, and the 401(k) Plan.

I understand and agree that the Severance Benefit, the Section 4 Benefits, and the other post-employment payments, if any, provided for in the Employment Agreement and the letter agreement shall be in lieu of any and all amounts that would be payable to me, and that no other amounts will be paid to me for any reason whatsoever.

Non-competition and Confidential Information. I acknowledge that, following the termination of my employment with the Company, I continue to be bound by the provisions of Section 9 of the Employment Agreement with regard to non-competition and confidential information. I represent that I do not presently have in my possession any confidential information of the Company, in whatever form, and that I have returned all confidential information concerning the Company that was in my possession, in whatever form, to the Company.

Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed therein, except to the extent preempted by federal law.

Dated: ___________, 2005

_____________________________
Bruce L. Hartman

_________________

Witness

STATE OF __________	)
) ss:
COUNTY OF _________	)

On this ___ day of December 2005, before me, a Notary Public of the State and County aforesaid, personally appeared Bruce L. Hartman, to me known to be the individual described in and who executed the foregoing instrument and acknowledged that he executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

_________________________

Notary Public

Exhibit C

Grant Date	Exercise Price	Original Vesting Date	No. of Shares
4/16/03	$10.245	4/16/06	13,334
4/1/04	$25.385	4/1/06	10,667
3/23/05	$28.155	3/23/06	8,333

Exhibit D

PERSONNEL OPTION STATUS	Foot Locker, Inc. – working
ID: 13-3513936
112 West 34th Street
New York, New York 10120

AS OF 12/20/2005

Bruce L. Hartman	Termination Date: 12/18/2005

Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
003838	11/18/1996	95	ISO	12,213	$24.5625	0	12,213	0	0	12,213	12,213
003839	11/18/1996	95	NQ	287	$24.5625	0	287	0	0	287	287
003870	4/9/1997	95	NQ	25,000	$22.1875	0	25,000	0	0	25,000	25,000
004337	4/8/1998	95	NQ	20,200	$25.2813	0	20,200	0	0	20,200	20,200
004696	4/8/1998	98	NQ	4,800	$25.2813	0	4,800	0	0	4,800	4,800
004755	2/10/1999	98	ISO	35,000	$4.5313	35,000	35,000	0	0	0	0
004816	3/10/1999	98	ISO	15,000	$4.5938	15,000	15,000	0	0	0	0
005154	4/12/2000	98	ISO	6,408	$11.3125	6,408	6,408	0	0	0	0
005155	4/12/2000	98	NQ	33,592	$11.3125	33,592	33,592	0	0	0	0
005473	4/11/2001	98	NQ	47,500	$12.9850	47,500	47,500	0	0	0	0
005783	4/18/2002	98	ISO	14,199	$16.0200	14,199	14,199	0	0	0	0
005784	4/18/2002	98	NQ	35,801	$16.0200	35,801	35,801	0	0	0	0
005999	4/16/2003	98	ISO	7,077	$10.2450	4,718	4,718	2,359	0	0	0
006000	4/16/2003	98	NQ	32,923	$10.2450	21,948	21,948	10,975	0	0	0
006208	4/1/2004	95	NQ	32,000	$25.3850	0	10,666	21,334	0	10,666	10,666
006425	3/23/2005	98	ISO	8,079	$28.1550	0	0	8,079	0	0	0
006426	3/23/2005	98	NQ	16,921	$28.1550	0	0	16,921	0	0	0
				347,000		214,166	287,332	59,668	0	73,166	73,166